Exhibit 99.1

Amarantus Enters into Exclusive Option Agreement to Acquire

Engineered Skin Substitute for the Treatment of Severe Burns from Lonza

•	Engineered Skin substitute (ESS): Phase 1/ Early Phase 2 product candidate that has potential to be a revolutionary new treatment for severe burns
•	ESS granted Orphan Drug designation and Amarantus expects to commence 10 patient Phase 1/ Early Phase 2 Clinical Study in 2Q 2015
•	Management to host business update conference call/webcast on Tuesday, November 18, 2014 at 8am EST to discuss the pending acquisition and how it strategically fits into long-term corporate strategy
•	Amgen co-founder Dr. Joseph Rubinfeld to be appointed to Amarantus Board of Directors

SAN FRANCISCO, CA AND GENEVA, SWITZERLAND – November 17, 2014 - Amarantus Bioscience Holdings, Inc. (OTCQB: AMBS), a diversified biotechnology company focused on the development of diagnostic and therapeutic products in the areas of neurology, psychiatry, ophthalmology and regenerative medicine, announced that it has entered into an exclusive option agreement with Lonza Walkersville, Inc., a subsidiary of Lonza Group Ltd., to acquire Cutanogen Corporation, a subsidiary of Lonza Walkersville, to develop Engineered Skin Substitute (ESS), an autologous skin replacement product for the treatment of Stage 3 and Stage 4 intractable severe burns. As part of the option agreement, Amarantus has also agreed to engage Lonza via a long-term manufacturing services agreement (MSA) to produce ESS for human clinical trials and subsequent commercial distribution.

Amarantus management will host an investor conference call webcast on November 18, 2014 at 8AM ET to discuss the pending acquisition of ESS, and describe how it fits into the Company’s overall business strategy, including key events for the Company over the next 12-24 months. Dial in numbers are Toll-Free (US & Canada):  877-705-2969 - International:  201-689-8868 //

Webcast URL:  http://amarantus.equisolvewebcast.com/10-18-bu

“We believe ESS is the most attractive product candidate in the world for the treatment of Stage 3 and Stage 4 intractable severe burns,” said Gerald E. Commissiong, President and CEO of Amarantus. “We are extremely pleased to work with Lonza, a preeminent manufacturing organization, to develop this life-saving treatment option. We believe that this represents a tremendous opportunity for Amarantus. Patients lack viable options to help them heal from the life-threatening devastation and traumatic physical aftermath of being severely burned. ESS represents regenerative medicine at its best.”

ESS was originally developed at a major hospital in Cincinnati under a physician’s-sponsored Investigational New Drug exemption (IND). ESS now has a corporate-sponsored IND approved in May of 2014 for the treatment of burns greater than 50% of a patient’s total body surface area, and has received orphan drug designation from the U.S. Food & Drug Administration. ESS is currently being developed with support from a grant from the Armed Forces Institute for Regenerative Medicine (AFIRM). The AFIRM grant was awarded to support the IND and initial clinical studies. Upon execution of its option, Amarantus anticipates initiating a 10 patient, Phase 2 clinical study, evaluating the efficacy of ESS vs. meshed split thickness autograft (AG) in the second quarter of 2015. Additional information on the proposed clinical study is available at http://www.clinicaltrials.gov/ct2/show/NCT01655407?term=Lonza+walkersville&rank=1.

“Severe burns represent some of the most horrific injuries a human can endure," said Nicole S. Gibran, M.D., F.A.C.S., a Professor of Surgery and Director of the UW Medicine Regional Burn Center at Harborview Medical Center in Seattle, Washington, and a principle investigator for the upcoming Phase 2 ESS clinical study. “In spite of major advances in burn care over the past 25 years, we as a burn community have reached a limit in our ability to heal the burns of patients with major burns with currently available products. ESS offers hope to care providers, who treat severely wounded individuals, that a reliable skin substitute will be available for the horrible situation when wound coverage is not possible. I have long wanted to see ESS developed so that we can offer this life-saving technology to our patients and am delighted that Amarantus is committed to move this forward.“

ESS has the potential to become a revolutionary new treatment for severe burns. The product is produced from a small sample of the patient’s own healthy skin. The sample is harvested from a portion of healthy skin remaining on a burn patient’s body and is then shipped to a central laboratory facility for expansion. The proprietary ESS technology can then be applied to produce an expanded sample or graft that is sufficiently large enough to close severe wounds covering the majority of an individual’s body, including both the epidermal and dermal layers of the skin. The expanded skin samples are then shipped back in rectangular shapes, with the dimensions of approximately 10 inches by 10 inches, to the severe burn center for surgical transplantation onto the original patient to facilitate wound closure. Wound closure is of critical importance in this setting to promote healing and to reduce the risk of a variety of infections, including sepsis.

"Treating severe burns is a very challenging endeavor," said COL (Dr.) Booker T. King, Director of the U.S. Army Institute of Surgical Research Burn Center at Joint Base San Antonio-Fort Sam Houston, Texas, and a principle investigator for the upcoming Phase 2 ESS clinical study. "We look forward to initiating clinical studies to evaluate the safety and efficacy of ESS, and are hopeful it could significantly improve clinical outcomes.”

Concurrent with this announcement, Amarantus has acquired certain assets of Regenicin (OTCQB:RGIN), including rights to the pending litigation Regenicin brought against Lonza that was filed in the Superior Court of Fulton County, State of Georgia, which lawsuit was subsequently removed to the United States District Court for Northern Georgia (CV:1:13-CV-3569), and subsequently transferred to the United States District Court for New Jersey (CV:1:14-CV-02775) and is currently pending, and certain trademarks and know-how related to ESS. Upon exercise of the Lonza Option, Amarantus will dismiss the Litigation with prejudice.

Dr. Joseph Rubinfeld, who is currently a member of Regenicin’s Board of Directors, has agreed to join the Amarantus Board of Directors. He plans to continue his involvement with the advancement of ESS. Dr. Rubinfeld was one of the four initial founders of Amgen, Inc. and also co-founded SuperGen, Inc. He has also been a director of CytRX since July 2002. Dr. Rubinfeld was a senior director at Cetus Corporation and from 1968 to 1980 Dr. Rubinfeld was employed at Bristol-Myers Company. Dr. Rubinfeld received a B.S. degree in Chemistry from C.C.N.Y. and an M.A. and Ph.D. in Chemistry from Columbia University.

Amarantus estimates that the worldwide market for an effective treatment for Stage 3 and Stage 4 intractable severe burns exceeds $1 billion annually. In the United States alone, historical data indicates that there are between 500 and 2000 patients annually who are categorized with Stage 3 and Stage 4 intractable severe burns. The average cost to treat severe burn patients without severe complications is estimated at $1.6M per patient. The average cost to treat patients with severe complications is over $10M. Overall, costs escalate for major burn cases because of repeated admissions for reconstruction and rehabilitation therapy, which ESS may reduce or eliminate. Current annual estimates in the United States show that more than $18B is spent on specialized care of patients with severe burn injuries.

About Engineered Skin Substitute (ESS)

Engineered Skin Substitute (ESS) is a tissue-engineered skin prepared from autologous (patient's own) skin cells. It is a combination of cultured epithelium with a collagen-fibroblast implant that produces a skin substitute that contains both epidermal and dermal components. This model has been shown in preclinical studies to generate a functional skin barrier. Most importantly, the researchers consider self-to-self skin grafts for autologous skin tissue to be ideal because they are less likely to be rejected by the immune system of the patient, unlike with porcine or cadaver grafts in which immune system rejection is an important possibility.

About Amarantus BioScience Holdings, Inc.

Amarantus BioScience Holdings (AMBS) is a biotechnology company developing treatments and diagnostics for diseases associated with neurodegeneration and protein misfolding-related apoptosis. AMBS has licensed Eltoprazine ("Eltoprazine"), a phase 2b ready small molecule indicated for Parkinson's Levodopa induced dyskinesia and Adult ADHD. AMBS has an exclusive worldwide license to the Lymphocyte Proliferation test ("LymPro Test(R)") for Alzheimer's disease and owns the intellectual property rights to a therapeutic protein known as Mesencephalic-Astrocyte-derived Neurotrophic Factor ("MANF") and is developing MANF-based products as treatments for brain disorders. AMBS also owns intellectual property for the diagnosis of Parkinson's disease ("NuroPro") and the discovery of neurotrophic factors ("PhenoGuard"). Amarantus operations are located at Janssen Labs @QB3 in San Francisco, CA. For further information please visit www.Amarantus.com, or connect with the Company on Facebook, LinkedIn, Twitter and Google+.

Forward-Looking Statements

Certain statements, other than purely historical information, including estimates, projections, statements relating to our business plans, objectives, and expected operating results, and the assumptions upon which those statements are based, are forward-looking statements.” These forward-looking statements generally are identified by the words believes,” project,” expects,” anticipates,” estimates,” intends,” strategy,” plan,” may,” will,” would,” will be,” will continue,” will likely result,” and similar expressions. Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on our operations and future prospects on a consolidated basis include, but are not limited to: changes in economic conditions, legislative/regulatory changes, availability of capital, interest rates, competition, and generally accepted accounting principles. These risks and uncertainties should also be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

CONTACTS

Investor and Media Contact:

Jenene Thomas

Jenene Thomas Communications, LLC

Investor Relations and Corporate Communications Advisor

T: (US) 908-938-1475

E: jenene@jenenethomascommunications.com

Shareholder Contact:

Aimee Boutcher, Investor Relations

T: (US) 408.737.2734 x 101

E: ir@amarantus.com

Source: Amarantus BioScience Holdings, Inc.

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